Exhibit 15

                      TRANSACTIONS IN SHARES OF THE COMPANY

The Reporting Persons engaged in the following transactions in Shares of the Company since the filing of Amendment No. 6. Except as indicated, such transactions involved purchases of Shares and were effected on The American Stock Exchange.

  Reporting Person                                                           Price per Share
     with Direct                Date of                                         (Excluding
Beneficial Ownership          Transaction           Number of Shares           Commissions)
----------------------     ------------------     ---------------------    ---------------------
      Kingsley                 04/02/02                  4,000                     3.09
      Kingsley                 04/08/02                  5,000                     3.03
      Kingsley                 04/09/02                  2,000                     3.0
      Kingsley                 04/11/02                  8,000                     2.895
      Kingsley                 04/12/02                  7,900                     2.769
      Kingsley                 04/15/02                  10,000                    2.7805
      Kingsley                 04/16/02                  11,000                    2.7318
      Kingsley                 04/17/02                 100,000*                   2.5
      Kingsley                 04/17/02                 100,000+                   2.5
      Kingsley                 04/17/02                  16,500                    2.8864



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* Privately negotiated acquisition of Shares from Paul Segall, the Company's
Chairman and Chief Executive Officer.

+ Privately negotiated acquisition of Shares from Harold Waitz, the Company's Vice President of Engineering and Regulatory Affairs.